Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:
Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	david.rubinger@equifax.com

Earthlink CEO Garry Betty Elected to Equifax Board of Directors

ATLANTA , May 19, 2005 - Equifax Inc. (NYSE: EFX) announced today the election of Charles G. “Garry” Betty to its board of directors. Betty is president, CEO and a member of the Board of Directors of EarthLink, Inc.(NASDAQ: ELNK), one of the nation’s leading Internet service providers with over 5 million subscribers nationwide. Before joining EarthLink in 1996, Betty served as president and CEO of Digital Communications Associates, Inc. (DCA), and was the youngest CEO on the New York Stock Exchange.

Prior to DCA, Betty was a senior executive with Hayes Microcomputer Products and has been credited with turning the modem into a consumer commodity. A Georgia native, Betty is a graduate from the Georgia Institute of Technology with a bachelor’s degree in chemical engineering.

“As the leader of a world-class technology company like EarthLink, Garry has earned the reputation as both a visionary and a savvy business leader. His experience and technology knowledge will make him an invaluable addition to our board,” said Thomas F. Chapman, Equifax’s chairman and CEO.

“I have long respected Equifax for its industry leadership and outstanding financial performance. It is an honor for me to serve on this board of directors,” said Betty.

Betty’s term as a director will extend through 2006 and he will serve as a member of the board’s finance committee.

About Equifax

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the right customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services, and better insight into and management of their personal credit. Equifax. Information That Empowers.